------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Kang                             James
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                       25800 Commercentre Drive, Suite 100
--------------------------------------------------------------------------------
                                    (Street)

  Lake Forest                         CA                  92630
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                         Liquidmetal Technologies (LQMT)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Day/Year

                                 April 14, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)

================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                              Chairman of the Board
                              ---------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                   5.
                                                                                                   Amount of
                                                                                                   Securities   6.
                                                                   4.                              Beneficially Owner-
                                                                   Securities Acquired (A) or      Owned        ship
                                           2A.        3.           Disposed of (D)                 Following    Form:     7.
                              2.           Deemed     Transaction  (Instr. 3, 4 and 5)             Reported     Direct    Nature of
                              Trans-       Execution  Code         ------------------------------- Trans-       (D) or    Indirect
1.                            action       Date,      (Instr. 8)                  (A)              action(s)    Indirect  Beneficial
Title of Security             Date         if any     ------------                or               (Instr.      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)   (mm/dd/yy) Code     V      Amount      (D)    Price     3 & 4)       (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Liquidmetal Technologies
Common Stock                  04/14/03                S(1)            3,400(1)    D(1)   $4.80                  D
------------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/14/03                S(1)              400(1)    D(1)   $4.81                  D
-----------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/14/03                S(1)            2,000(1)    D(1)   $4.85                  D
-----------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/14/03                S(1)              200(1)    D(1)   $4.86                  D
-----------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/14/03                S(1)              100(1)    D(1)   $4.88                  D
-----------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/14/03                S(1)              100(1)    D(1)   $4.90                  D
-----------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/15/03                S(1)            7,000(1)    D(1)   $4.25                  D
------------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/15/03                S(1)            3,200(1)    D(1)   $4.26                  D
-----------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/15/03                S(1)            3,000(1)    D(1)   $4.27                  D
-----------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/15/03                S(1)            4,900(1)    D(1)   $4.28                  D
------------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/15/03                S(1)            4,300(1)    D(1)   $4.29                  D
-----------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/15/03                S(1)            9,100(1)    D(1)   $4.30                  D
-----------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/15/03                S(1)            2,400(1)    D(1)   $4.31                  D
------------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/15/03                S(1)            3,500(1)    D(1)   $4.32                  D
====================================================================================================================================

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

(1) These shares were sold on Mr. Kang's account by a lender of Mr. Kang as a result of the exercise of a security interest held by the lender. These shares were under the control of Merrill Lynch as the secured lender, and the sale was involuntary on the part of Mr. Kang. Mr. Kang expects that this loan will be repaid without any additional stock sales.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Kang                             James
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                       25800 Commercentre Drive, Suite 100
--------------------------------------------------------------------------------
                                    (Street)

  Lake Forest                         CA                  92630
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                         Liquidmetal Technologies (LQMT)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Day/Year

                                 April 14, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)

================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                              Chairman of the Board
                              ---------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                   5.
                                                                                                   Amount of
                                                                                                   Securities   6.
                                                                   4.                              Beneficially Owner-
                                                                   Securities Acquired (A) or      Owned        ship
                                           2A.        3.           Disposed of (D)                 Following    Form:     7.
                              2.           Deemed     Transaction  (Instr. 3, 4 and 5)             Reported     Direct    Nature of
                              Trans-       Execution  Code         ------------------------------- Trans-       (D) or    Indirect
1.                            action       Date,      (Instr. 8)                  (A)              action(s)    Indirect  Beneficial
Title of Security             Date         if any     ------------                or               (Instr.      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)   (mm/dd/yy) Code     V      Amount      (D)    Price     3 & 4)       (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Liquidmetal Technologies
Common Stock                  04/15/03                S(1)            6,500(1)    D(1)   $4.33                  D
------------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/15/03                S(1)            4,900(1)    D(1)   $4.34                  D
------------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/15/03                S(1)           25,100(1)    D(1)   $4.35                  D
------------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/15/03                S(1)              300(1)    D(1)   $4.36                  D
------------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/15/03                S(1)            3,200(1)    D(1)   $4.37                  D
------------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/15/03                S(1)              100(1)    D(1)   $4.38                  D
------------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/15/03                S(1)            8,600(1)    D(1)   $4.40                  D
------------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/15/03                S(1)              100(1)    D(1)   $4.42                  D
------------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/15/03                S(1)              200(1)    D(1)   $4.43                  D
------------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/15/03                S(1)              100(1)    D(1)   $4.44                  D
------------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/15/03                S(1)              500(1)    D(1)   $4.45                  D
------------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/15/03                S(1)            4,100(1)    D(1)   $4.46                  D
------------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/15/03                S(1)              100(1)    D(1)   $4.50                  D
------------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/16/03                S(1)            3,600(1)    D(1)   $4.30                  D
------------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/16/03                S(1)           14,700(1)    D(1)   $4.35                  D
------------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/16/03                S(1)           11,100(1)    D(1)   $4.40                  D
------------------------------------------------------------------------------------------------------------------------------------
Liquidmetal Technologies
Common Stock                  04/16/03                S(1)              800(1)    D(1)   $4.31     4,305,085    D
===================================================================================================================================

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

(1) These shares were sold on Mr. Kang's account by a lender of Mr. Kang as a result of the exercise of a security interest held by the lender. These shares were under the control of Merrill Lynch as the secured lender, and the sale was involuntary on the part of Mr. Kang. Mr. Kang expects that this loan will be repaid without any additional stock sales.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of Deriv- Form
               2.                                                                                         ative
               Conver-                            5.                            7.                        Secur-    Deriv-  11.
               sion                               Number of                     Title and Amount          ities     ative   Nature
               or               3A.               Derivative   6.               of Underlying     8.      Bene-     Secur-  of
               Exer-            Deemed   4.       Securities   Date             Securities        Price   ficially  ity:    In-
               cise     3.      Execu-   Trans-   Acquired (A) Exercisable and  (Instr. 3 and 4)  of      Owned     Direct  direct
               Price    Trans-  tion     action   or Disposed  Expiration Date  ----------------  Deriv-  Following (D) or  Bene-
1.             of       action  Date,    Code     of(D)        (Month/Day/Year)          Amount   ative   Reported  In-     ficial
Title of       Deriv-   Date    if any   (Instr.  (Instr. 3,   ----------------          or       Secur-  Trans-    direct  Owner-
Derivative     ative    (Month/ (Month/    8)       4 and 5)    Date    Expira-          Number   ity     action(s) (I)     ship
Security       Secur-   Day/    Day/     ------   ------------ Exer-    tion             of       (Instr  (Instr.   (Instr. (Instr.
(Instr. 3)     ity      Year)   Year)    Code V    (A)   (D)   cisable  Date     Title   Shares    5)     4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

This Form 4 is being filed to reflect the sale of shares on Mr. Kang's account by a lender of Mr. Kang as a result of the exercise of a security interest held by the lender. These shares were under the control of Merrill Lynch as the secured lender, and the sale was involuntary on the part of Mr. Kang. Mr. Kang expects that this loan will be repaid without any additional stock sales.




       /s/ Curt P. Creely                                    April 16, 2003
---------------------------------------------            -----------------------
      Curt P. Creely, as Attorney-In-Fact                         Date
      for James Kang


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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